Exhibit 99.1

Investor Relations:	April 26, 2013 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•      First quarter 2013 (“1Q13”) net sales were $1,623.0 million, 1.7% lower than our 4Q12 net sales of $1,651.1 million mainly due to lower metal prices partially offset by higher molybdenum (+8%) and silver (+12%) sales volumes.

•      EBITDA in 1Q13 was $861.4 million (53.1% margin), 3.7% lower than the $894.3 million (54.2% margin) in 4Q12 mainly due to lower net sales and cost inflation.

•   Net Income in 1Q13 was $495.4 million (30.5% of net sales), 6.8% lower than net income of $531.7 million (32.2% of sales) in the 4Q12.

•   Copper mine production decreased by 3,421 tons or 2.2% in 1Q13 compared with 1Q12, due to lower ore grade and recovery at our Toquepala mine and lower ore grade at our Buenavista mine partially offset by higher ore grades and recoveries at our Cuajone and La Caridad mines.

•   Operating cash cost per pound of copper net of by-product credits was $0.914 in 1Q13, an increase of 1.2% compared to $0.903 in 4Q12. Higher molybdenum and zinc prices and higher molybdenum and silver sales volumes partially offset the production cost inflation of the period.  Operating cash cost per pound, before by-product credits was $1.989 per pound in 1Q13.

•   Capital expenditures were $316.8 million for 1Q13, 78.6% higher than 1Q12, and represented 63.9% of net income.  Our current plans aim to increase copper production capacity by approximately 84% from 640,000 tons to 1,175,000 tons by 2017.

•   Corporate social responsibility. By third consecutive year the Mexican Center for Philanthropy (Centro Mexicano para la Filantropia - CEMEFI) awarded Minera Mexico as a Social Responsible Corporation. This award encourages us to continue providing quality of life to the communities in the regions where we operate.

•   On April 18, 2013, the Board of Directors authorized a dividend of $0.20 per share payable on May 21, 2013, to shareholders of record at the close of business on May 8, 2013.

Commenting on the Company’s results, Mr. German Larrea, Chairman of the Board, said “We strongly believe that our Company’s best potential for growth and enhancement of shareholder value is in copper which currently represents about 80% of our sales.  With stable, low-cost and growing production from our existing mines and continued success in advancing our growth pipeline, we are optimistic that we will see a period of sustained high performance for Southern Copper in 2013 and beyond. A good example of this is the expansion of our Buenavista unit, where our projects should increase its production capacity from 180,000 tons to 488,000 tons of copper by 2015.”

FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

			Variance				Variance 1Q13 vs 4Q12
	1Q13	1Q12	$		%	4Q12	$		%
	(in millions except per share amount and %s)
Sales	$1,623.0	$1,805.9	$(182.9)		(10.1)%	$1,651.1	$(28.1)		(1.7)%
Cost of sales	726.7	721.9	4.8		0.7%	708.6	18.1		2.6%
Operating income	770.0	973.0	(203.0)		(20.9)%	812.5	(42.5)		(5.2)%
EBITDA(1)	861.4	1,057.1	(195.7)		(18.5)%	894.3	(32.9)		(3.7)%
EBITDA margin	53.1%	58.5%	(5.4	)pp	(9.2)%	54.2%	(1.1	)pp	(2.0)%
Net income	$495.4	$621.4	$(126.0)		(20.3)%	$531.7	$(36.3)		(6.8)%
Net income margin	30.5%	34.4%	(3.9	)pp	(11.3)%	32.2%	(1.7	)pp	(5.2)%
Income per share	$0.59	$0.73	$(0.15)		(19.9)%	$0.63	$(0.04)		(6.8)%
Capital expenditures	$316.8	$177.4	$139.4		78.6%	$329.0	$(12.2)		(3.7)%
Exploration	$10.3	$8.7	$1.6		18.4%	$14.1	$(3.8)		(27.0)%

Capital Expenditures

The current status of our major capital expenditure projects is the following:

Buenavista Projects.- We continue the development of our $2.8 billion investment program at this unit which will allow us to increase its copper production capacity by approximately 170% from 180,000 tons to 488,000 tons by 2015.

The new concentrator with molybdenum circuit project includes a new concentrator with an estimated annual production capacity of 188,000 tons of copper and a molybdenum plant with a 1,850 ton capacity. The project will also produce annually 2.3 million ounces of silver and 21,000 ounces of gold. The total capital budget of the project is $1,383.6 million and through March 31, 2013 has a 42.7% progress with a total investment of $214.8 million. The project is expected to be completed in the first half of 2015.

Regarding all mine equipment, through March 31, 2013, we have received 2 of 8 shovels, 40 of 56 trucks and the 7 of 8 drills which are all currently in operation. Through March 31, 2013 we have spent $387.6 million of the total capital budget of $504.8 million.

The SXEW III project is moving forward, overall progress at the 1Q13 is 48.5%.  Plant equipment from Tia Maria has been installed in Mexico and will allow us to increase the annual plant capacity from 88,000 tons to 120,000 tons. The total capital budget of the project is $444.0 million of which we have spent $170.6 million through March 31, 2013. The project is expected to start operating in the first half of 2014.

The final testing of the Quebalix III project concluded in February, and the project started operation in March 2013.  The total capital budget of the project was $75.6 million.  This project will allow crushing up to 15 million tons of mineral per year, improving the SXEW copper production by increasing recovery and reducing hauling cost and the time to extract copper from mineral.

(1) http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

1Q13	www.southerncoppercorp.com	Page 2 of 8

FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

The construction of the new molybdenum plant for the current Buenavista concentrator is completed.  The final testing of the plant started in April and it is expected to conclude in May 2013.  The plant had a total cost of $38 million and it is expected to have an average annual production of 2,000 tons of molybdenum.

Angangueo.- the project is moving forward as scheduled to develop this underground polymetallic deposit in Michoacan, Mexico which includes a concentrator with a milling capacity of 2,000 tons per day. The production plan indicates that Angangueo will have an average annual metal content production of 10,400 tons of copper and 7,000 tons of zinc in the first seven years of production. Through March 31, 2013, we have spent $10.8 million and the project is scheduled to begin production in the first half of 2015.

We are also investing $71.6 million in social and environmental projects in our neighboring communities of Sonora and San Luis Potosi Mexico. We believe these projects will improve the living conditions of these communities and also improve our relationships with our neighbors.

Toquepala Projects.-  Through March 31, 2013, we have spent a total of $234.8 million on Toquepala projects. We have continued with the construction of the new in pit crusher and conveyor belt system to replace current rail haulage. This will reduce operating cost, allowing for future savings.

Cuajone Projects.- Through March 31, 2013, we have spent a total of $138.9 million on two projects to increase productivity through technological improvements in this unit: the Variable Cut-off Ore Grade project and the HPGR project.  We expect that both projects will be at full capacity by the 2H13.

Conference Call

The Company’s first quarter earnings conference call will be held on Tuesday, April 30, 2013, beginning at 11:00 A.M. — EST (10:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	34783459 and “Southern Copper First Quarter Earnings Results”

1Q13	www.southerncoppercorp.com	Page 3 of 8

FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2013	3.60	3.60	11.28	0.92	30.03	1,630.47

1Q 2012	3.77	3.78	14.10	0.92	32.69	1,690.84
2Q 2012	3.57	3.55	13.65	0.87	29.45	1,610.76
3Q 2012	3.50	3.53	11.67	0.86	30.05	1,654.80
4Q 2012	3.59	3.60	11.05	0.89	32.56	1,718.89
Average 2012	3.61	3.61	12.62	0.88	31.19	1,668.82

Variance: 1Q13 vs. 1Q12	(4.5)%	(4.8)%	(20.0)%	—%	(8.1)%	(3.6)%
Variance: 1Q13 vs. 4Q12	0.3%	—	2.1%	3.4%	(7.8)%	(5.1)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2013	2012	%
Copper (tons)
Mined	149,485	152,906	(2.2)%
3rd party concentrate	2,481	1,327	87.0%
Total production	151,966	154,233	(1.5)%
Smelted	136,982	156,725	(12.6)%
Refined & Rod	178,013	178,698	(0.4)%
Sales	156,307	163,291	(4.3)%

Molybdenum (tons)
Mined	4,810	4,623	4.1%
Sales	4,875	4,608	5.8%

Zinc (tons)
Mined	23,457	22,592	3.8%
Refined	24,400	24,927	(2.1)%
Sales	23,456	24,663	(4.9)%

Silver (000s ounces)
Mined	3,149	3,420	(7.9)%
Refined	4,152	3,603	15.2%
Sales	4,323	3,950	9.4%

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FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2013	2012	VAR %
	(in millions, except per share amount)

Net sales:	$1,623.0	$1,805.9	(10.1)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	726.7	721.9	0.7%
Selling, general and administrative	25.4	25.4	0.0%
Depreciation, amortization and depletion	90.6	76.9	17.8%
Exploration	10.3	8.7	18.4%
Total operating costs and expenses	853.0	832.9	2.4%

Operating income	770.0	973.0	(20.9)%

Interest expense, net of capitalized interest	(53.1)	(44.3)	19.9%
Other income (expense)	0.8	7.2	(88.9)%
Interest income	6.0	3.8	57.9%
Income before income tax	723.7	939.7	(23.0)%
Income taxes	234.9	318.8	(26.3)%
Net income before equity earnings of affiliate	488.8	620.9	(21.3)%
Equity earnings of affiliate	8.2	2.6	215.4%
Net Income	497.0	623.5	(20.3)%

Less: Net income attributable to non-controlling interest	1.6	2.1	(23.8)%

Net Income attributable to SCC	$495.4	$621.4	(20.3)%
Per common share amounts
Net income attributable to SCC common shareholders — basic and diluted	$0.59	$0.73	(19.9)%
Dividends paid	$0.24	$0.54	(55.3)%

Weighted average shares outstanding (Basic and diluted)	845.6	850.0

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FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$2,462.3	$2,459.5	$1,518.2
Short-term investments	204.5	134.3	227.3
Accounts receivable	672.3	752.0	824.5
Inventories	692.4	682.7	609.1
Other current assets	328.7	259.4	227.5
Total current assets	4,360.2	4,287.9	3,406.6

Property, net	5,349.2	5,156.7	4,495.9
Related parties receivable	173.4	184.0	—
Leachable material, net	284.3	262.8	154.0
Intangible assets, net	108.8	109.3	110.0
Deferred income tax	222.6	205.9	158.4
Other assets	278.4	177.1	169.0
Total assets	$10,776.9	$10,383.7	$8,493.9

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10.0	$10.0	$10.0
Accounts payable	518.5	475.5	450.8
Income taxes	35.8	12.2	144.9
Deferred income taxes	—	—	39.9
Accrued workers’ participation	232.2	266.6	223.1
Other accrued liabilities	125.1	92.8	89.4
Total current liabilities	921.6	857.1	958.1

Long-term debt	4,204.1	4,203.9	2,735.9
Deferred income taxes	167.4	141.4	131.2
Other liabilities	280.4	274.0	111.2
Asset retirement obligation	120.0	118.2	62.8
Total non-current liabilities	4,771.9	4,737.5	3,041.1

EQUITY
Stockholders’ equity:
Common stock	3,342.9	3,329.8	1,207.7
Treasury stock	(931.2)	(918.8)	(760.1)
Accumulated comprehensive income	2,646.6	2,354.1	4,024.5
Total stockholders’ equity	5,058.3	4,765.1	4,472.1
Non-controlling interest	25.1	24.0	22.6
Total equity	5,083.4	4,789.1	4,494.7

Total Liabilities and equity	$10,776.9	$10,383.7	$8,493.9

As of March 31, 2013, December 31, 2012 and March 31, 2012 there were 845.6 million, 845.6 million and 850.0 million shares outstanding, respectively.

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FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2013	2012
	(in millions)

OPERATING ACTIVITIES
Net income	$497.0	$623.6
Depreciation, amortization and depletion	90.6	76.9
Cash used for operating assets and liabilities	8.3	30.7
Other, net	(1.4)	(10.8)
Net cash provided from operating activities	594.5	720.4

INVESTING ACTIVITIES
Capital expenditures	(316.8)	(177.4)
Sale (purchase) of short-term investment, net	(70.2)	294.7
Repayment of loan from related parties	10.6	—
Other, net	0.2	0.1
Net cash used for investing activities	(376.2)	117.4

FINANCING ACTIVITIES
Dividends paid	(202.9)	(159.8)
Distributions to non-controlling interest	(0.5)	(0.5)
Other	0.3	0.2
Net cash used for financing activities	(203.1)	(160.1)

Effect of exchange rate changes on cash	(12.3)	(7.6)

Increase in cash and cash equivalents	$2.9	$670.1

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FIRST QUARTER 2013 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 81.3% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 18.7% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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